Exhibit 10.Q

Kingstone Companies, Inc.
1154 Broadway
Hewlett, New York 11557

February 23, 2012

To:  Barry Goldstein

Dear Barry:

Reference is made to the Stock Option Agreements, dated as of October 16, 2007 and March 24, 2010, between Kingstone Companies, Inc. (formerly DCAP Group, Inc.) (the “Company”) and you (the “Agreements”).

Pursuant to Section 13 of the Company’s 2005 Equity Participation Plan (the “Plan”), you shall have the right to exercise the outstanding options granted pursuant to the Agreements, in whole or in part, by having the Company reduce the number of shares otherwise issuable by a number of shares having a fair market value (as defined in the Plan) equal to the exercise price of the option being exercised.

Except as amended hereby, the Agreements shall continue in full force and effect in accordance with their terms.

Very truly yours,

KINGSTONE COMPANIES, INC.

By: /s/ Victor Brodsky
      ____________________
      Victor Brodsky
      Chief Financial Officer